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                                                                 EXHIBIT 99.2


                                  NEWS RELEASE


                       HERCULES ELECTS FOUR NEW DIRECTORS


WILMINGTON, Del., October 19, 1998... Hercules Incorporated (NYSE: HPC) Monday announced the elections of four new members to the company's board of directors, an action related to the recent acquisition of BetzDearborn Inc.

The four former BetzDearborn directors added to the board bring the number of Hercules directors to 14, 11 of whom are outside, nonemployee directors. The new directors are William R. Cook, John G. Drosdick, Alan R. Hirsig and John A. H. Shober.

According to R. Keith Elliott, Hercules chairman and co-chief executive officer, "We are very fortunate to have these directors join our board. The experience and vast knowledge in technology and business they bring to the board will be invaluable as we work to make the 'new Hercules' the world's premier specialty chemicals company."

Mr. Cook, 55, currently Hercules vice chairman and co-chief executive officer was the former chairman, president and chief executive officer of BetzDearborn Incorporated. He joined BetzDearborn in 1972 and held positions in product and marketing management, engineering services, and senior management of several subsidiaries.

In 1987, he became a senior vice president of the corporation. He was elected president and chief operating officer in 1989, president and chief executive officer in 1993, and, in 1996, to the additional post of chairman.

Mr. Drosdick, 55, is president, chief operating officer, and a director of Sun Company, Inc., one of the largest independent petroleum refiner-marketers in the United States selling its products under the principal trade name of SUNOCO.

Prior to joining Sun Company in 1996, Mr. Drosdick was president of Ultramar Corporation from 1990 to 1996 and president of Tosco Corporation from 1987 to 1990. He began his career with Exxon in 1968.



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Mr. Hirsig, 59, is the retired president and chief executive officer of ARCO
Chemical Company. He began his career in 1961 with Sinclair Oil Corporation, an ARCO predecessor company.

He joined ARCO Chemical in 1969 and held a number of research and managerial positions including vice president of Research and Development, vice president of Finance and Planning, vice president of Business Management and Marketing, and president of the company's European operations.

He was elected an ARCO Chemical senior vice president in 1988 and a board member in 1989. Mr. Hirsig was elected president and CEO in 1991 and served in that capacity until his retirement in May, 1998, at which time he was appointed vice chairman of the board.

Mr. Shober, 65, a private investor and corporate director, had been a director of BetzDearborn since 1987. He has been a director of Penn Virginia Corporation, a natural resources company, since 1978, vice chairman of the board of directors from 1992 to 1996, and president and chief executive officer from 1989 to 1992.

Mr. Shober also serves as chairman of Anker Coal Group, Inc., a director of Airgas, Inc., and serves as director of several other organizations.

Hercules manufactures chemical specialty products used in a variety of home, office, and industrial products. Its businesses are Pulp and Paper, BetzDearborn, Aqualon, Resins, Food Gums and FiberVisions.

The corporation's focus is on sustainable, long-term growth in shareholder value, driven by concentration on the customer, new product growth, and continuous improvement in manufacturing costs. For more information, visit the Hercules website at www.herc.com.

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Media Contact:  Claire LaMar Carey (302) 594-6030, ccarey@herc.com
Investor Contact:  Bob Gallant (302) 594-5254, rgallant@herc.com


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